George Putnam Balanced Fund, July 31, 2014 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	14,366
Class B	   165
Class C	   174
Class M	   695

72DD2 (000s omitted)

Class R	    12
Class R6	    62
Class Y	 1,746

73A1

Class A	0.213
Class B	0.098
Class C   0.103
Class M	0.138

73A2

Class R	0.178
Class R5	0.129
Class R6	0.137
Class Y	0.252

74U1	(000s omitted)
-
Class A   65,234
Class B	 1,561
Class C	 1,817
Class M	 4,863

74U2	(000s omitted)

Class R	    61
Class R5	     1
Class R6	   439
Class Y	 6,900

74V1

Class A	16.12
Class B	15.94
Class C	16.01
Class M	15.90

74V2

Class R	16.07
Class R5	16.18
Class R6	16.18
Class Y	16.17

Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Item 77I Terms of new or amended securities

The fund added new share classes Class R5 and class R6 shares effective December 2, 2013 PEA 106 filed on 11/26/13.